EXHIBIT 5.1

Borden Ladner Gevais LLP
Lawyers • Patent & Trade-mark Agents
1000 Canterra Tower
400 Third Avenue S.W.
Calgary, Alberta, Canada T2P4H2
tel: (403) 232-9500 fax: (403) 266-1395
www.blgcanada.com

Angie Redecopp
direct tel.: (403) 232-9504
e-mail: aredecopp@blgcanada.com
file no: 637241-000095

May 7, 2007

Zi Corporation
2100, 840 -7th Avenue SW
Calgary. Alberta T2P 3G2

Dear Sir or Madam:

Re:       Zi Corporation (the "Corporation")

We have acted as Alberta, Canada counsel on behalf of the Corporation in connection with the private placement of a total of 3,776,848 common shares in the capital of the Corporation (the ''Common Shares") and 1,709,532 warrants to purchase common shares (the "Warrants"), inclusive of Common Shares and Warrants issued to the placement agent. The securities issued to purchasers were issued at U.S. $1.61 per unit and each has a exercise price per share of U.S. $2.14.

This opinion is being rendered pursuant to Item 601 (b)(5) of Regulation S-K.

We have made such investigations and examined such statutes, corporate records of the Corporation and other documents, including certificates of public officials and corporate officers, and have considered such questions of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies or as reproductions (including documents received by facsimile machine) and the truthfulness of all certificates of public officials and corporate officers. As to various questions of fact material to this opinion which we have not independently established, we have relied upon certificates of public officials and certificates and representations of the Corporation or its officers.

In expressing the opinion set out in paragraph 1 below that the Common Shares are fully paid, we have relied solely upon a certificate of an officer of the Corporation as to payment of the full consideration for the issuance of Common Shares and we have also relied upon such certificate with respect to certain factual matters.

We have made no investigation of the laws of any jurisdictions other than Alberta and the opinions hereinafter expressed are confined to the laws of Alberta and the federal laws of Canada applicable therein as of the date hereof (the "Laws"). The opinions expressed herein are given on the basis of the Laws as they exist on the date hereof. We can give no assurance that a prospective transaction will not be affected by future amendments to, or by regulations, rules, orders, rulings, policy statements or interpretation notes made or issued pursuant to, the Laws. We assume no responsibility to update our opinions if the Laws are, subsequent to the date hereof, amended, revoked, revised or supplemented in any way which impacts on the opinions contained herein.

Based upon and subject to the foregoing, we are of the opinion that:

1.     The Common Shares issued have been and upon exercises of the Warrants in accordance with the terms therefore, the Common Shares to be issued on exercise of such Warrants will be validly issued, fully paid and non-assessable shares.

The opinion expressed herein is as of the date hereof. This opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. We hereby consent to the filing of this opinion as an exhibit to the Form F-3 filed by the Corporation on or around the date hereof (the "Registration Statement") and to the reference to us under the caption "Legal Matters" in the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours sincerely,

BORDEN LADNER GERVAIS LLP